Exhibit 23.3

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

February 28, 2019

TOTAL S.A.
2, place Jean Millier
La Défense 6
92400 Courbevoie
France

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TOTAL Holdings USA, Inc. 2019 Employee Shareholder Plan of our third-party report dated January 19, 2018, concerning our estimates of the proved oil, condensate, and gas reserves, as of December 31, 2017, of certain properties owned or controlled by PAO Novatek, which is included as Exhibit 15.3 to the Annual Report on Form 20-F of TOTAL S.A. for the year ended December 31, 2017, filed with the Securities and Exchange Commission on March 16, 2018, and to the reference to our firm under the heading "Statement by experts" in such Annual Report.

Very truly yours,
/s/ DeGolyer and MacNaughton DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716